UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 27, 2006
AVONDALE INCORPORATED
(Exact name of registrant as specified in its charter)

Georgia	33-68412	58-0477150

(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

506 South Broad Street
Monroe, Georgia	30655

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (770) 267-2226
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     Avondale Incorporated (“Avondale Incorporated”) and Avondale Mills, Inc. (“Avondale Mills,” and together with Avondale Incorporated, “Avondale”) are announcing (1) Avondale Mills’ completion of an asset sale to Parkdale Mills, Incorporated, (2) Avondale Mills’ termination of the General Electric Capital Corporation Revolving Credit Facility, (3) the redemption of Avondale Mills’ Floating Rate Notes Due 2012 and (4) Avondale Incorporated’s anticipated suspension of certain filings with the Securities and Exchange Commission.
Completion of Asset Sale to Parkdale Mills, Incorporated
     On June 30, 2006, Avondale Mills completed the sale of its three linked ring spinning plants located in Alexander City, Alabama, Rockford, Alabama and Graniteville, South Carolina and associated inventories for $30.6 million to Parkdale Mills, Incorporated (“Parkdale”). Parkdale offered employment to substantially all of the employees who were employed at these plants.
Termination of General Electric Capital Corporation Revolving Credit Facility
     On June 27, 2006, Avondale Mills terminated its senior secured revolving credit facility with General Electric Capital Corporation (“GECC”), discharging all of Avondale Mills’ obligations under the facility and releasing GECC’s blanket lien. Avondale Mills paid interest and fees of $58,000 in connection with the termination.
Redemption of Floating Rate Notes Due 2012
     As previously announced, Avondale delivered notice to the holders of its Floating Rate Notes Due 2012 (the “Floating Rate Notes”) that it is redeeming all $41.7 million of the Floating Rate Notes on July 17, 2006. In accordance with their terms, Avondale is redeeming the Floating Rate Notes for a total redemption price of $43.2 million, which includes a redemption premium of $1.25 million and accrued and unpaid interest from July 1, 2006 to the date of redemption of $226,232. Avondale will make its final regularly scheduled interest payment on the Floating Rate Notes on July 1, 2006.
Suspension of Certain SEC Filings
     As a result of the board of directors’ approval on May 26, 2006 of the discontinuance of the company’s ongoing business operations and the sale of the company’s assets, Avondale, under generally accepted accounting principles, is required to adopt the liquidation basis of accounting. Under liquidation accounting, Avondale would be required to report the value of its net assets in liquidation and changes in net assets in liquidation effective May 26, 2006.
     Avondale’s senior management team is currently spending a significant portion of its time developing and executing the appropriate strategy for liquidating the company and maximizing potential value for creditors and shareholders. These efforts include identifying potential purchasers for the company’s assets, negotiating and completing sales transactions, identifying and satisfying the company’s outstanding liabilities including breakage fees on termination of operating leases and other contractual commitments, forecasting costs associated with the wind down of business operations and maintenance and carrying costs of idle facilities until disposal, terminating employment of associates and benefit plans, evaluating income tax issues associated with the liquidation of the company’s assets and the recent settlement with its principal property and casualty insurer as well as determining the company’s final federal and state income tax liabilities, pursuing Avondale’s claims against Norfolk Southern related to the January 6, 2005 train derailment and chlorine spill, and related matters. In addition and as anticipated, Avondale has lost of number of its accounting and finance employees following the determination to proceed with the liquidation. Consequently, Avondale does not believe that it will be able to complete the valuation of its assets required under liquidation accounting and file with the SEC its quarterly report on Form 10-Q for the third quarter of 2006 and its annual report on Form 10-K for fiscal 2006.
     Avondale intends to periodically announce its operating results in accordance with its previously disclosed accounting policies (not liquidation accounting) for the third quarter of 2006 and for fiscal 2006 when such results are available by filing current reports on Form 8-K with the SEC.
Forward-Looking Statements
     This current report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements generally preceded by, followed by or that include the words “believe,” “expect,” “anticipate,” “plan,” “estimate” or similar expressions. These statements include, among others, statements regarding the redemption of our Floating Rate Notes and our inability to timely file certain SEC reports.
     Forward-looking statements reflect management’s current expectations and are not guarantees of performance or outcomes. These statements are based on management’s beliefs and assumptions, which in turn are based on currently available information. Forward-looking statements also involve risks and uncertainties, which could cause actual outcomes to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, all of the risks described under the heading “Risk Factors” in our current report on Form 8-K dated June 20, 2003 and the following:
•	our ability to obtain any necessary waivers or approvals from our lenders or other parties in connection with one or more strategic transactions; and

•	our ability to complete the valuation necessary in order to complete financial statements in accordance with liquidation accounting and otherwise complete our SEC filings.
     You should not place undue reliance on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2006	AVONDALE INCORPORATED
	By:	/s/ Jack R. Altherr, Jr.
Jack R. Altherr, Jr.
Vice Chairman and Chief Financial Officer

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